                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)                                       Predecessor
                                       ----------------------------------------
                                                                                              Fiscal Year       Thirty-nine
                                            Fiscal Year Ended      Period ended Period ended     Ended          Weeks Ended
                                       --------------------------- ------------ ------------- -------------- -------------------
                                       September 30, September 29,  January 13, September 28, September 27,  June 28,   June 27,
                                           2000          2001          2002          2002         2003         2003       2004
                                       ------------- ------------- ------------ ------------- -------------- --------  ---------

Earnings:
Income (loss) before income taxes          23,800      (116,200)     (1,600)       2,609         28,258       22,375     33,309
Preferred stock dividend requirement            -             -           -       (6,852)       (11,218)      (8,292)    (9,229)
Fixed charges                              11,510        11,963       4,359       18,111         27,912       22,320     21,925
                                       ------------- ------------- ------------ ------------- -------------- --------  ---------
Total adjusted earnings                    35,310      (104,237)      2,759       13,868         44,953       36,403     46,005

Fixed charges:
Interest expense                            8,100         8,200       2,300        7,000         10,377        7,878      7,563
Interest portion of net rental expense      3,410         3,763       2,059        4,259          6,318        6,150      5,133
Preferred stock dividend requirement            -             -           -        6,852         11,218        8,292      9,229
                                       ------------- ------------- ------------ ------------- -------------- --------  ---------
Total fixed charges                        11,510        11,963       4,359       18,111         27,912       22,320     21,925

Ratio of earnings to fixed charges            3.1             -           -            -            1.6          1.6        2.1

Deficiency of earnings
  to cover fixed charges                                116,200       1,600        4,243